Exhibit 10.18

FIRST AMENDMENT TO ASSIGNED EMPLOYMENT AGREEMENT

This First Amendment to Assigned Employment Agreement (this “Amendment”), dated as of November 13, 2024 (the “Amendment Effective Date”), is by and among Curbline Properties Corp., a Maryland corporation (“Curbline”), Curbline TRS LLC (“Curbline TRS”), and David R. Lukes (“Executive”).

Curbline, Curbline TRS and Executive (along with SITE Centers Corp., an Ohio corporation), are currently parties to an Assigned Employment Agreement, dated as of September 1, 2024 (the “Agreement”), which generally reflects the terms pursuant to which Executive has been serving Curbline on and after October 1, 2024 (certain capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in the Agreement). Curbline, Curbline TRS and Executive desire to modify certain terms of the Agreement with respect to certain rights and obligations among Curbline, Curbline TRS and/or Executive, effective as of the Amendment Effective Date, as further set forth in this Amendment.

Curbline, Curbline TRS and Executive agree, effective as of the Amendment Effective Date, as follows:

1. Compensation – Annual Bonus.

1.1 Annual Bonus Equity Election. A new Section 3.2(c) shall be added to the Agreement in its entirety as follows:

“(c) Equity Election. From and after the Spin-Off Date, for each calendar year during the Contract Period while Executive is employed by Curbline TRS (other than calendar year 2024), Executive may elect to receive a grant of time-based Restricted Stock or LTIP Units (in each case used herein as further defined below) in lieu of cash for up to 100% of any Annual Bonus (other than the Curbline 2024 Bonus) earned with respect to such calendar year. Such election must be delivered in writing to the Company no later than December 31 of the calendar year prior to the calendar year with respect to which the Annual Bonus is to be earned (or such earlier date determined by the Committee) (the “Election Deadline”) and must specify a percentage of any earned portion of such Annual Bonus (from 0% to 100%) to be settled in such Restricted Stock or LTIP Units; provided, however, that if Executive fails to make such election prior to the Election Deadline for any Annual Bonus earned with respect to a calendar year, such Annual Bonus (if any) will be paid entirely in cash. To the extent Executive timely elects to receive settlement of an Annual Bonus (other than the Curbline 2024 Bonus) in the form of such Restricted Stock or LTIP Units in accordance with this Section 3.2(c), Executive will be entitled to receive (subject to the approval of the Committee), on or as soon as practicable following the date the Committee certifies achievement with respect to such Annual Bonus (the “Annual Bonus Date of Grant”), a grant of time-based Restricted Stock or LTIP Units regarding a number of Shares or LTIP Units equal to the quotient of (i) the product of (A) 1.2 multiplied by (B) the dollar value (rounded to the nearest whole dollar) equal to the percentage of the Annual Bonus that Executive so elects to receive in Restricted Stock or LTIP Units, divided by (ii) the average closing price of a Share for the ten trading days immediately preceding (but not including) the Annual Bonus Date of Grant on the principal stock exchange on which it then trades (“Annual Bonus Equity”). Such Annual Bonus Equity will, in general, vest subject to Executive’s continued employment with the Company in three substantially equal installments on each of the first three anniversaries of the applicable Annual Bonus Date of Grant, and dividend equivalents or distributions, as applicable, credited with respect to such Annual Bonus Equity will be paid in cash on a current basis, all subject to terms and conditions set forth in the applicable award agreement and the terms and conditions of the Equity Plan. Any such Annual Bonus Equity will be in full satisfaction of the portion of the applicable Annual Bonus that Executive elects to receive in Restricted Stock or LTIP Units, and the remainder of such Annual Bonus (if any) shall be paid in cash at the time set forth in Section 3.2(a).”

2. Certain Other Terms Applicable to Annual Bonus Equity. Section 3.4 of the Agreement will apply to the Annual Bonus Equity so that the Annual Bonus Equity is treated in the same manner as the Annual Time-Based Awards under Section 3.4. In addition, the Average Annual Bonus will be calculated under Section 7.2(d) of the Agreement as if all such earned Annual Bonuses were received entirely in cash, disregarding any enhanced value that may have been received by Executive based on any election to receive Annual Bonus Equity.

3. Severability. The provisions of this Amendment are severable and if any one or more provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable.

4. Modification. This Amendment may not be modified or terminated orally. No modification or termination will be valid unless in writing and signed by the parties against which the modification or termination is sought to be enforced.

5. Entire Agreement. The Agreement, as amended by the Amendment as described herein, constitutes the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof from and after the Amendment Effective Date.

6. Governing Law and Venue. The provisions of this Amendment will be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 20of the Agreement, the parties consent to venue and personal jurisdiction over them in the courts of the State of Maryland and federal courts sitting in Maryland, for purposes of construing and enforcing this Amendment.

7. Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Curbline, Curbline TRS and Executive have executed this Amendment, each of Curbline and Curbline TRS by its duly authorized officer (or other appropriate party), as of the date first written above.

CURBLINE PROPERTIES CORP.

By: /s/ Lesley H. Solomon Name: Lesley H. Solomon Title: Executive Vice President, General Counsel and Corporate Secretary
CURBLINE TRS LLC

By: /s/ Lesley H. Solomon Name: Lesley H. Solomon Title: Executive Vice President, General Counsel and Corporate Secretary

/s/ David R. Lukes DAVID R. LUKES